EXHIBIT 99.1

RE:  NN, Inc.
2000 Waters Edge Drive
Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
August 5, 2009

NN, INC. REPORTS SECOND QUARTER 2009 RESULTS

•	First Six Months Revenues Down 53%
•	Second Quarter and First Six Months Results Include $5.5 Million Deferred Tax Charge
•	Cash Flow Aided by Working Capital Reductions of $10.9 Primarily Attributed to Inventory Reductions of $17.1 Million

Johnson City, Tenn, August 5, 2009 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2009.  Net sales for the second quarter of 2009 were $57.1 million, a decrease of $65.2 million, or 53.3% from net sales of $122.2 million for the same period of 2008.  Approximately $61.1 million of the decrease was attributable to the continuing global recession and supply chain inventory destocking in automotive and industrial end markets.  The negative effect of currency translation accounted for the remainder of the decrease.

The Company reported a net loss for the second quarter of $13.5 million or $(0.83) per diluted share compared to net income of $9.2 million, or $0.57 per diluted share for the second quarter of 2008.  The net loss for the second quarter included a valuation allowance of $5.5 million, or $(0.34) per diluted share on the full value of recorded deferred tax assets which related to operating losses incurred by our U.S. operations.  The Company determined that these tax benefits would more than likely not be utilized based on higher than originally anticipated second quarter and cumulative 2009 losses at these units.  Net income for the second quarter of 2008 includes approximately $3.0 million, or $0.19 per diluted share, in after-tax gains on the sale of surplus land in The Netherlands and a one-time favorable adjustment to taxes of approximately $1.1 million, or $0.07 per diluted share that relates to a change in Italian tax law.

Net sales for the first six months of 2009 were $115.0 million compared to $243.8 million for the same period of 2008, a decrease of $128.8 million, or 52.8%.  Approximately $122.1 million of the decrease was attributable to reduced demand for the Company’s products caused by the continuing global recession.  The negative effect of currency translation accounted for an additional $8.2 million of the decrease which was partially offset by favorable price/mix issues of $1.5 million.

The Company reported a net loss for the first six months of 2009 of $23.0 million, or $(1.41) per diluted share compared to net income of $14.3 million, or $0.89 per diluted share for the same period of 2008.  The results for the first six months of 2009 include after-tax restructuring charges of $0.6 million, or $0.04 per diluted share.  These charges were related to the previously announced closure of our Kilkenny, Ireland and Hamilton, Ohio facilities.  Also included in the second quarter was the effect of the above mentioned recording of a valuation allowance on deferred taxes of $5.5 million, or $(0.34) per diluted share.  The results for the first six months of 2008 included the recording of approximately $3.0 million, or $0.19 per diluted share, in after-tax gains on the sale of surplus land in The Netherlands.  Additionally, net income included the recording of a one-time, favorable after-tax adjustment related to a change in Italian tax law of approximately $1.1 million or $0.07 per diluted share.

James H. Dorton, Vice President and Chief Financial Officer commented, “Selling, general and administrative expenses were $6.4 million or 11.2% of net sales for the second quarter of 2009, compared to $10.0 million, or 8.2% of net sales for the second quarter of 2008.  Selling, general and administrative expenses for the first six months of 2009 were $13.3 million or 11.6% of net sales, compared to $20.2 million, or 8.3% of net sales for the same period in 2008.  The deleveraging associated with our drastic reductions in volume has affected our SG&A expenses as a percent of revenue. However, it is important to note that while these costs as a percentage of sales have increased from the respective periods in 2008, we have been able to significantly reduce actual expenses by $3.6 million and $6.9 million, respectively for the three and six month periods.  This reduction was attributed to salary reductions and reduced discretionary spending cuts of $3.1 million and $5.9 million for the respective periods and $0.5 million and $1.0 million, respectively due to the effects of foreign currency exchange rates.”

As a percentage of net sales, cost of products sold for the second quarter of 2009 was 94.9% compared to 79.6% recorded in the prior year.  The 2009 year-to-date cost of products sold was 95.8% compared to 79.5% for the same period last year.

Mr. Dorton, continued, “For the second quarter and the first half of this year, we continued to experience the effects of the abrupt and extraordinary reductions in demand we first experienced in the fourth quarter of 2008.  The increase in our cost of goods sold as a percentage of net sales reflected the impact of the deleveraging of production efficiencies, mainly in fixed costs and variable compensation, due to the significant drop in volume we have experienced in the current year.  However, from the beginning of 2009, we have reduced company wide annual expenses by a total of $52 million through a series of actions including employment reductions, salary reductions, plant closures, fixed overhead and SG&A spending reductions.  These cost reductions coupled with annualized cash conservation actions totaling $18 million have also allowed us to significantly reduce our net income and cash flow break even points.

“Further, we have reduced working capital by $10.9 million since the beginning of the year.  This decrease in working capital was due primarily to our initiative to aggressively reduce inventory levels, which we have reduced by $17.1 million, or 32% since the beginning of the year.  Year-to-date, our cash flow was a negative $6.1 million which includes $3.2 million of non operating cash expenditures associated with our credit facility restructuring in the first quarter.  For the second quarter, we were cash flow positive by approximately $1.0 million.  Essentially our cash flow performance is very close to our stated beginning of the year goal of cash flow neutrality.  We will continue to review our business for further cost and cash conservation actions given the current level of business.”

Mr. Dorton concluded, “In the second quarter we determined that it was most appropriate to temporarily classify all of our outstanding debt as a current liability.  This determination was made due to the fact that certain of the financial covenants have not yet been determined beyond the first quarter of 2010.   We will continue to assess this situation until such time that definitive covenant levels are determined.  Also during the quarter, we recorded a $5.5 million charge to deferred taxes which were associated with operating losses, primarily in our U.S. operations.  We anticipate reviewing the recoverability of these deferred tax benefits in future quarters”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “During the first half of this year, we have experienced reduced sales of our products of approximately 53% as compared to the same period of 2008.  We anticipate that reduction in end market sales accounted for approximately two-thirds of the decrease and that inventory destocking from our customers amounted to an additional one-third of the decrease.  Revenues in June and our most recent customer ordering patterns reflect incremental improvement in comparison to the first half results of 2009.  Recent positive economic news associated with global automotive and industrial demand is encouraging.  In addition, we have experienced a slowing in our customer’s inventory destocking programs.  While these are positive signs, the pace of the recovery prompts us to continue to aggressively pursue additional cost reductions and look for opportunities to maximize our cash flow.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2008.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions, risks related to our ability to obtain favorable terms with respect to financial covenants from our lenders and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2008.

Financial Tables Follow

NN, Inc. Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$57,088	$122,240	$115,009	$243,781
Cost of products sold (exclusive of depreciation shown separately below)	54,149	97,248	110,203	193,741
Selling, general and administrative	6,419	10,011	13,313	20,220
Depreciation and amortization	5,200	6,387	10,518	12,650
Restructuring and asset impairment charges	79	--	672	--
Gain on disposal of assets	(42)	(4,018)	(27)	(4,159)
Income (loss) from operations	(8,717)	12,612	(19,670)	21,329

Interest expense, net	1,848	1,268	2,886	2,810
Reduction of unamortized debt issue cost	--	--	604	--
Other Income, net	(5)	(284)	(125)	(419)
Income (loss) before provision (benefit) for income taxes	(10,560)	11,628	(23,035)	18,938
Provision (benefit) for income taxes	2,906	2,455	(45)	4,665
Net income (loss)	$(13,466)	$9,173	$(22,990)	$14,273

Diluted income per common share	$(0.83)	$0.57	$(1.41)	$0.89

Weighted average diluted shares	16,268	16,054	16,268	15,978

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2009	December 31, 2008

Assets
Current Assets:
Cash	$7,060	$11,052
Accounts receivable, net	44,267	50,484
Inventories, net	36,028	53,173
Other current assets	9,357	9,912
Total current assets	96,712	124,621

Property, plant and equipment, net	139,650	145,690
Goodwill, net	9,048	8,908
Other assets	4,045	4,821
Total assets	$249,455	$284,040

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,373	$39,415
Accrued salaries and wages	10,240	12,745
Current portion of long-term debt	98,838	6,916
Other liabilities	6,781	4,279
Total current liabilities	142,232	63,355

Deferred income taxes	4,126	4,939
Long-term notes payable, net of current portion	--	90,172
Other	15,743	15,815
Total liabilities	162,101	174,281

Total stockholders’ equity	87,354	109,759

Total liabilities and stockholders’ equity	$249,455	$284,040